FIRST AMENDMENT TO THE
INNOTRAC CORPORATION
2000 STOCK OPTION AND INCENTIVE AWARD PLAN

        THIS AMENDMENT is made as of the 20th day of January, 2001, by Innotrac Corporation, a Georgia corporation (the “Company”);

W  I  T  N  E  S  S  E  T  H:

        WHEREAS, the Company established the Innotrac Corporation Stock Option and Incentive Award Plan (the “Plan”) effective March 28, 2000; and

        WHEREAS, Article 14 of the Plan permits the Board of Directors of the Company, subject to the approval of the Shareholders, to amend the Plan; and

        WHEREAS, the Board of Directors of the Company desire to amend the Plan to further increase the total number of Shares which may be granted or awarded under the Plan.

        NOW, THEREFORE, for and in consideration of the foregoing premises, and other good and valuable consideration, the Plan is amended as follows:

1.     Section 4.1 is hereby amended by deleting the number “one million three hundred thousand (1,300,000)" and replacing it with the number “two million eight hundred thousand (2,800,000).”

2.      This First Amendment shall be effective as of the date first above written, subject to the approval of the Company’s shareholders. Except as hereby amended, the Plan shall remain in full force and effect.

        IN WITNESS WHEREOF, the undersigned does hereby execute this First Amendment to the Plan as of the date first above written.

INNOTRAC CORPORATION

By: /s/ Scott D. Dorfman
Scott D. Dorfman, Chairman, President and Chief Executive Officer